Exhibit 99.1

The Hanover Insurance Group Elects John Brennan to its Board of Directors;

David Greenfield to be Appointed Executive Vice President, Chief Financial Officer

WORCESTER, Mass. (December 15, 2010) – The Hanover Insurance Group, Inc. (NYSE: THG) announced that John J. Brennan has been elected to the company’s board of directors and David B. Greenfield has been appointed executive vice president and senior finance officer, effective immediately. Greenfield will assume the roles of chief financial officer and principal accounting officer in March.

Brennan is chairman emeritus and senior advisor of The Vanguard Group, Inc., a Malvern, Penn.-based investment management company with more than $1.5 trillion of assets under management. He served in the roles of president, chief executive officer and chairman at Vanguard between 1989 and 2009. Brennan currently is a member of the board of governors for the Financial Industry Regulatory Authority, Inc., and chairman of the Financial Accounting Foundation’s board of trustees.

“We are thrilled to have Jack join our board,” said Michael P. Angelini, chairman of the board of directors at The Hanover. “We take great care in the election of directors, always seeking individuals who will bring broad business knowledge, outstanding leadership, and a commitment to strong corporate governance. We are very confident that our company will benefit from Jack’s exceptional experience and his outstanding judgment.”

Brennan joined The Vanguard Group in 1982 as assistant to the chairman. He was named president in 1989, chief executive officer in 1996, added the chairman’s role in 1998, and was chairman from 2008 until he retired from the company in 2009. He continues to serve as chairman emeritus and senior advisor.

In addition to serving on boards for the Financial Industry Regulatory Authority and the Financial Accounting Foundation, he is a director of LPL Financial Corporation, a trustee of the University of Notre Dame, and a trustee of King Abdullah University of Science and Technology, located in Jeddah, Saudi Arabia.

Brennan received a master’s degree in business administration from the Harvard Business School and earned his undergraduate degree from Dartmouth College. In addition, he is the recipient of honorary degrees from Curry College and Drexel University.

Greenfield most recently served as executive vice president and chief financial officer of AXIS Capital Holdings Limited, a multi-national, publicly-traded insurer based in Hamilton, Bermuda. He joined The Hanover today, and will be appointed chief financial officer in March, succeeding Steven J. Bensinger, who will be stepping down to return to the New York area. Bensinger will stay on through March, working closely with Greenfield to ensure a smooth transition of financial leadership.

“Steve played an important role for us during his tenure with our company,” said Frederick H. Eppinger, chief executive officer at The Hanover. “We wish him well as he begins the next phase of his career.

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“At the same time, we are very pleased to have David join us in this critical role, given his background and experience. David’s years as a partner in KPMG’s insurance practice and as chief financial officer of AXIS will provide us with valuable insight and perspective,” Eppinger said.

Greenfield joined AXIS in 2006, and served as a member of the company’s executive management group. In this capacity, he was responsible for all aspects of the company’s financial operations, including capital management, investments, planning and analysis, actuarial, treasury, and accounting.

Previously, Greenfield worked for KPMG for 22 years, rising to partner of the firm’s financial services practice in 1996. He joined the organization in 1984 and over the course of his time there, served as lead partner for several large, multi-national financial services, insurance and reinsurance clients. He also served as the firm’s global sector chair for insurance and as a member of its global financial services leadership team.

Greenfield received his bachelor’s of science degree in accounting from the University of Connecticut. He is a certified public accountant and is active in several professional associations.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 30 property and casualty insurers in the United States.

CONTACTS:

Investor Relations	Media Relations
Oksana Lukasheva	Michael Buckley
olukasheva@hanover.com	mibuckley@hanover.com
(508) 855- 2063	(508) 855-3099

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